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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: August 22, 2003
(Date of earliest event reported)

Lightspan, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-29347	33-0585210
(Commission File No.)	(IRS Employer Identification Number)

10140 Campus Point Drive
San Diego, California 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number including area code: (858) 824-8000

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Item 5. Other Events and Required FD Disclosure.

     On August 22, 2003, Lightspan, Inc. issued a press release announcing that its stockholders approved all balloted measures at its Annual Meeting of Stockholders by an overwhelming majority. The press release is filed with this Form 8-K as Exhibit 99.1.

     Stockholders re-elected directors Elizabeth R. Coppinger and Barry J. Schiffman and elected Dr. Lois Harrison-Jones as its newest member of the Board of Directors. The stockholders also ratified the re-appointment of Ernst & Young LLP as the independent auditors of the Company for the current fiscal year ending January 31, 2004.

     Stockholders also voted in favor of a reverse split of the Company’s Common Stock. On August 22, 2003, the Board of Directors authorized the Company to effect the reverse split whereby each outstanding 10 shares would be combined, converted and changed into one share of Common Stock. The split became effective at 5:00 P.M. EDT on Monday, August 25, 2003. The Company’s trading symbol on the NASDAQ will temporarily be “LSPND” for 20 trading days, then revert back to “LSPN.” Computershare Trust Company of New York will be the Company’s exchange agent for the reverse split.

     The reverse stock split will reduce the number of shares of issued and outstanding common stock from approximately 47.7 million to approximately 4.7 million. The par value of the common stock will remain at $0.001 per share and the number of authorized shares of common stock will remain at 250 million.

     To effect the reverse stock split, the Company filed an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware on August 25, 2003, a copy of which is attached hereto as Exhibit 3.1.

Item 7. Exhibits.

       3.1  Certificate of Amendment of Amended and Restated Certificate of Incorporation of Lightspan, Inc., as amended.

     99.1  Press Release, dated as of August 25, 2003.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lightspan, Inc.

Dated: August 25, 2003	By:	/s/ Michael A. Sicuro

Michael A. Sicuro Chief Financial Officer, Secretary and Treasurer

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